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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                  CONTACT: John F. Lawler, Jr., Vice President and Chief
                           Financial Officer  (800) 367-1095

                  RAYTEL MEDICAL REPORTS SECOND QUARTER RESULTS

SAN MATEO, CA/October 1, 2001 --- Raytel Medical Corporation (Nasdaq:RTELC) announced today that Richard F. Bader, its Chairman and Chief Executive Officer, and Albert J. Henry, an investor and former director, filed a Schedule 13D with the Securities and Exchange Commission disclosing the existence of informal discussions with the Board of Directors with respect to a possible acquisition of the Company by an entity formed by them. The filing disclosed an initial proposal at a price of $7.00 to $9.00 per share which would be subject to the availability of outside financing and other conditions.

The Company's Board of Directors has appointed a Special Committee consisting of independent directors Gene I. Miller and Allan Zinberg to act on the Board's behalf. The Special Committee has engaged Houlihan, Lokey, Howard & Zukin Capital, Inc. to advise the Committee with respect to the proposal and any potential alternative transactions and has engaged counsel for the Committee. There is no present agreement between Messrs. Bader and Henry and the Company or the Special Committee. There can be no assurance that the Special Committee will agree to any acquisition proposal, or that any acquisition proposal, if agreed to, could be financed on acceptable terms.

ABOUT RAYTEL

        Raytel (www.raytel.com), headquartered in San Mateo, Calif., is a leading provider of services and efficient dissemination of technical information to physicians and patients utilizing telephone technology and the delivery of diagnostic information over secure Internet links, as well as ambulatory diagnostic imaging facilities for general as well as cardiac imaging.

        Annually, Raytel provides cardiac testing and pacemaker monitoring services to over 175,000 patients who are referred by approximately 10,000 physicians. Using Raytel's Patient Management Database, some these physicians access their patient test results. Raytel has a database of more than 500 different pacemaker models, which it relies upon in the preparation of this information. Raytel's imaging operations include MRI, CT, Cardiac Catheterization, Nuclear Cameras and other radiological exams provided in convenient, state-of-the-art facilities. The imaging operations also include a network with over 550 multi-modality diagnostic imaging facilities located throughout the East Coast. The network provides services to over 600,000 beneficiaries participating in occupational injury and management programs and group health plans.


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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

        The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Raytel's expectations, beliefs, intentions, or strategies regarding the future. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include that the Special Committee may not agree to any acquisition proposal, or that any acquisition proposal, if agreed to, may not be financed on acceptable terms. These and other risks relating to Raytel's business are described in more detail in Raytel's Form 10-K Report for its fiscal year ended September 30, 2000, its Form 10-Q Report for the quarter ended June 30, 2001, and other reports filed from time to time with the Securities and Exchange Commission.







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